Registration No. 333-131451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PROSPECTUS SUPPLEMENT NO. 4
To Prospectus declared effective on September 13, 2006 and
Prospectus Supplement dated November 20, 2006
Prospectus Supplement dated December 7, 2006 and
Prospectus Supplement dated January 4, 2007

IELEMENT CORPORATION

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NEVADA
(State or other jurisdiction of incorporation)
000-29331
(Commission File Number)
76-0270295
(IRS Employer Identification NO.)

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17194 PRESTON ROAD
SUITE 102, PMB 341
DALLAS, TX 75248
(214) 254-3425
(Address and Telephone Number of Registrant's Principal Executive Offices)

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IVAN ZWEIG
CHIEF EXECUTIVE OFFICER
17194 PRESTON ROAD
SUITE 102, PMB 341
DALLAS, TX 75248
(214) 254-3421
(Name, Address and Telephone Number of Agent for Service)

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COPY TO:
LAURA ANTHONY, ESQ.
LEGAL & COMPLIANCE, LLC
330 CLEMATIS STREET
WEST PALM BEACH, FLORIDA 33401
(561) 514-0936

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This Prospectus Supplement No. 4 supplements our Prospectus dated September 1, 2006 and declared effective
On September 13, 2006, our Prospectus Supplement No. 1 dated November 20, 2006, our Prospectus Supplement No. 2 dated December 7, 2006 and our Prospectus Supplement No. 3 dated January 4, 2007.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus
Supplement No. 1 together with the Prospectus referenced above.

This Prospectus Supplement includes the attached Periodic Report on Form 8-K as filed on January 29, 2007 with the Securities and Exchange Commission.  The Form 8-K and this Prospectus Supplement, supplements information regarding material agreements of the Company, including material off balance sheet obligations, information on the officers and directors of the Company, and information regarding the unregistered sales of securities.

Our common stock is quoted on the over the counter bulletin board under the trading symbol “IELM”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATAION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 29, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest reported) January 10, 2007

IELEMENT CORPORATION
_______________________________________________
(Exact name of registrant as specified in its charter)

NEVADA     000-29331       76-0270295
________________________________________________________________________
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification NO.)

17194 Preston Road, Suite 102, PMB 341, Dallas, TX 75248

______________________________________________________________________
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 254-3425

______________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2007, in furtherance of its performance of the Management Services and Vendor Agreement with Sutioc Enterprises, which was previously reported on Form 8-K filed January 4, 2007, IElement entered into a Factor Assignment Agreement with Rockland Credit Finance, LLC as Factor and US Wireless Online as Debtor. In accordance with the Factor Assignment Agreement IElement was assigned the payment agent to receive any and all Factoring Funds paid to or owed to US Wireless Online by Rockland. IElement’s duties and obligations with respect to these funds are set forth in the Management Services and Vendor Agreement.

The Factor Assignment Agreement is attached hereto as Exhibit 10.01 and incorporated into this Item 1.01 in its entirety by reference.

On January 10, 2007, IElement Corporation and its wholly owned subsidiary IElement, Inc. entered into Guaranty Agreements whereby they secured the obligations of US Wireless Online owed to Rockland Credit Finance, LLC which obligations are related to a Master Factor Agreement whereby Rockland Credit Finance is the Factor and US Wireless Online is the Debtor. Pursuant to the Guaranty Agreements, IElement Corporation and IElement, Inc. unconditionally guarantee the payment obligations of US Wireless Online. It is difficult, if not impossible, to determine the maximum amount of payments that IElement could be required to make under this Guaranty Agreement as the amount financed will change dependent upon the amount of receivables outstanding, however, based on a current analysis, the maximum amount of payments that IElement could be required to make is approximately $100,000. The only precondition to IElement’s obligation is a default by US Wireless.

A copy of both Guaranty Agreements are attached hereto as Exhibits 10.02 and 10.03 respectively and incorporated into this Item 1.01 in their entirety by reference.

As reported on Form 8-K filed on January 4, 2007, IElement is party to a Management Services and Vendor Agreement with Sutioc Enterprises, Inc. whereby IElement provides management services to Sutioc Enterprises, Inc. in its capacity as Manager of US Wireless Online, Inc. and to US Wireless Online, Inc directly. IElement had no previous relationship with either Sutioc Enterprises, Inc. or US Wireless Online, Inc.

IElement has had a Factor relationship with Rockland Credit Finance, LLC since January 2006 whereby Rockland factors the accounts receivables of IElement. IElement had a relationship with Rockland’s predecessor, Webbank, Inc. from March 2003 through January 2006, whereby Webbank factored IElement’s receivables.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

(b) On January 10, 2007, IElement Corporation and its wholly owned subsidiary IElement, Inc. entered into Guaranty Agreements whereby they secured the obligations of US Wireless Online owed to Rockland Credit Finance, LLC which obligations are related to a Master Factor Agreement whereby Rockland Credit Finance is the Factor and US Wireless Online is the Debtor. Pursuant to the Guaranty Agreements, IElement Corporation and IElement, Inc. unconditionally guarantee the payment obligations of US Wireless Online. It is difficult, if not impossible, to determine the maximum amount of payments that IElement could be required to make under this Guaranty Agreement as the amount financed will change dependent upon the amount of receivables outstanding, however, based on a current analysis, the maximum amount of payments that IElement could be required to make is approximately $100,000. The only precondition to IElement’s obligation is a default by US Wireless.

A copy of both Guaranty Agreements are attached hereto as Exhibits 10.03 and 10.04 respectively and incorporated into this Item 2.03 in their entirety by reference.

Item 9.01. Financial Statements and Exhibits.
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(d) Exhibits. The following exhibits are being furnished herewith:

10.01 Factor Assignment Agreement
10.02 Guaranty Agreement
10.03 Guaranty Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IELEMENT CORPORATION

Date: January 29, 2007

By: /s/Ivan Zweig
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Name: Ivan Zweig
Title: Chief Executive Officer

 SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Dallas on January 29, 2007.

IELEMENT CORPORATION:

Date: January 29, 2007

By: /s/ Ivan Zweig
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Name:   Ivan Zweig
Title:  Chief Executive Officer,
        Chairman and Principal Accounting Officer
        Principal Financial Officer